CUSTODIAN AGREEMENT

     THIS AGREEMENT, dated as of October 1, 2004, between TAIWAN GREATER CHINA FUND, a business trust organized under the laws of the State of Massachusetts and registered with the United States Securities and Exchange Commission under the 1940 Act (the “Fund”), and BROWN BROTHERS HARRIMAN & CO., a limited partnership formed under the laws of the State of New York (“BBH&Co.” or the “Custodian”).

W I T N E S S E T H:

     WHEREAS, the Fund wishes to employ BBH&Co. to act as custodian for the Fund and to provide related services, all as provided herein, and BBH&Co. is willing to accept such employment, subject to the terms and conditions herein set forth;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the Fund and BBH&Co. hereby agree, as follows:

     1.   Appointment of Custodian. The Fund hereby appoints BBH&Co. as the Fund’s custodian, and BBH&Co. hereby accepts such appointment. All Investments of the Fund delivered to the Custodian or its agents or Subcustodians shall be dealt with as provided in this Agreement. The duties of the Custodian with respect to the Fund’s Investments shall be only as set forth expressly in this Agreement which duties are generally comprised of safekeeping and various administrative duties that will be performed in accordance with Instructions and as reasonably required to effect Instructions.

     2.   Representations, Warranties and Covenants of the Fund. The Fund hereby represents, warrants and covenants each of the following:

     2.1   This Agreement has been, and at the time of delivery of each Instruction such Instruction will have been duly authorized, executed and delivered by the Fund. This Agreement does not violate any Applicable Law or conflict with or constitute a default under the Fund’s prospectus or other organic document, agreement, judgment, order or decree to which the Fund is a party or by which it or its Investments is bound.

     2.2   By providing an Instruction with respect to the first acquisition of an Investment in a jurisdiction other than the United States of America, the Fund shall be deemed to have confirmed to the Custodian that the Fund has (a) assessed and accepted all material Country or Sovereign Risks and accepted responsibility for their occurrence, (b) made all determinations required to be made by the Fund under the 1940 Act, and (c) appropriately and adequately disclosed to its shareholders, other investors and all persons who have rights in or to such Investments, all material investment risks, including those relating to the custody and settlement infrastructure or the servicing of securities in such jurisdiction.

     2.3   The Fund shall safeguard and shall solely be responsible for the safekeeping of any testkeys, identification codes, passwords, other security devices or statements of account with which the Custodian provides it. In furtherance and not limitation of the foregoing, in the event the Fund utilizes any on-line service offered by the Custodian, the Fund and the Custodian shall be fully responsible for the security of each party’s connecting terminal, access thereto and the proper and authorized use thereof and the initiation and application of continuing effective safeguards in respect thereof. Additionally, if the Fund uses any on-line or similar communications service made available by the Custodian, the Fund shall be solely responsible for ensuring the security of its access to the service and for the use of the service, and shall only attempt to access the service and the Custodian’s computer systems as directed by the Custodian. If the Custodian provides any computer software to the Fund relating to the services described in this Agreement, the Fund will only use the software for the purposes for which the Custodian provided the software to the Fund, and will abide by the license agreement accompanying the software and any other security policies which the Custodian provides to the Fund.

     3.   Representation and Warranty of BBH&Co. BBH&Co. hereby represents and warrants that this Agreement has been duly authorized, executed and delivered by BBH&Co. and does not and will not violate any Applicable Law or conflict with or constitute a default under BBH&Co.’s limited partnership agreement or any agreement, instrument, judgment, order or decree to which BBH&Co. is a party or by which it is bound.

     4.   Instructions. Unless otherwise explicitly indicated herein, the Custodian shall perform its duties pursuant to Instructions. As used herein, the term “Instruction” shall mean a directive initiated by the Fund, acting directly or through its board of trustees, officers or other Authorized Persons, which directive shall conform to the requirements of this Section 4.

     4.1   Authorized Persons. For purposes hereof, an “Authorized Person” shall be a person or entity authorized to give Instructions for or on behalf of the Fund by written notices to the Custodian or otherwise in accordance with procedures delivered to and acknowledged by the Custodian, including without limitation the Fund’s Foreign Custody Manager (if any). The Custodian may treat any Authorized Person as having full authority of the Fund to issue Instructions hereunder unless the notice of authorization contains explicit limitations as to said authority. The Custodian shall be entitled to rely upon the authority of Authorized Persons until it receives appropriate written notice from the Fund to the contrary.

     4.2   Form of Instruction. Each Instruction shall be transmitted by such secured or authenticated electromechanical means as the Custodian shall make available to the Fund from time to time unless the Fund shall elect to transmit such Instruction in accordance with Subsections 4.2.1 through 4.2.3 of this Section.

          4.2.1   Fund Designated Secured-Transmission Method. Instructions may be transmitted through a secured or tested electro-mechanical means identified by the Fund or by an Authorized Person entitled to give Instruction and acknowledged and accepted by the Custodian; it being understood that such acknowledgment shall authorize the Custodian to receive and process such means of delivery but shall not represent a judgment by the Custodian as to the reasonableness or security of the method determined by the Authorized Person.

          4.2.2   Written Instructions. Instructions may be transmitted in a writing that bears the manual signature of Authorized Persons.

          4.2.3   Other Forms of Instruction. Instructions may also be transmitted by another means determined by the Fund or Authorized Persons and acknowledged and accepted by the Custodian (subject to the same limits as to acknowledgements as is contained in Subsection 4.2.1, above) including Instructions given orally or by SWIFT, telex or telefax (whether tested or untested).

When an Instruction is given by means established under Subsections 4.2.1 through 4.2.3 above, it shall be the responsibility of the Custodian to use reasonable care to adhere to any security or other procedures established in writing between the Custodian and the Authorized Person with respect to such means of Instruction, but such Authorized Person shall be solely responsible for determining that the particular means chosen is reasonable under the circumstances. Oral Instructions shall be binding upon the Custodian only if and when the Custodian takes action with respect thereto. With respect to telefax instructions, the parties agree and acknowledge that receipt of legible instructions cannot be assured, that the Custodian cannot verify that authorized signatures on telefax instructions are original or properly affixed, and that the Custodian shall not be liable for losses or expenses incurred though actions taken in reliance on inaccurately stated, illegible or unauthorized telefax instructions. The provisions of Section 4A of the Uniform Commercial Code shall apply to Funds Transfers performed in accordance with Instructions. The Funds Transfer Services Schedule and the Electronic and Online Services Schedule to this Agreement shall each comprise a designation of form of a means of delivering Instructions for purposes of this Section 4.2.

     4.3   Completeness and Contents of Instructions. The Authorized Person shall be responsible for assuring the adequacy and accuracy of Instructions. Particularly, upon any acquisition or disposition or other dealing in the Fund’s Investments and upon any delivery and transfer of any Investment or moneys, the person initiating such Instruction shall give the Custodian an Instruction with appropriate detail, including, without limitation:

          4.3.1   The transaction date and the date and location of settlement;

          4.3.2   The specification of the type of transaction;

          4.3.3   A description of the Investments or moneys in question, including, as appropriate, quantity, price per unit, amount of money to be received or delivered and currency information. Where an Instruction is communicated by electronic means, or otherwise where an Instruction contains an identifying number such as a CUSIP, SEDOL or ISIN number, the Custodian shall be entitled to rely on such number as controlling notwithstanding any inconsistency contained in such Instruction, particularly with respect to Investment description; and

          4.3.4   The name of the broker or similar entity concerned with execution of the transaction.

If the Custodian shall determine that an Instruction is either unclear or incomplete, the Custodian may give prompt notice of such determination to the Fund, and the Fund shall thereupon amend or otherwise reform such Instruction. In such event, the Custodian shall have no obligation to take any action in response to the Instruction initially delivered until the redelivery of an amended or reformed Instruction.

     4.4   Timeliness of Instructions. In giving an Instruction, the Fund shall take into consideration delays which may occur due to the involvement of a Subcustodian or agent, differences in time zones, and other factors particular to a given market, exchange or issuer. When the Custodian has established specific timing requirements or deadlines with respect to particular classes of Instruction, or when an Instruction is received by the Custodian at such a time that it could not reasonably be expected to have acted on such instruction due to time zone differences or other factors beyond its reasonable control, the execution of any Instruction received by the Custodian after such deadline or at such time (including any modification or revocation of a previous Instruction) shall be at the risk of the Fund.

     5.   Safekeeping of Fund Assets. The Custodian shall hold Investments delivered to it or Subcustodians for the Fund in accordance with the provisions of this Section. The Custodian shall not be responsible for (a) the safekeeping of Investments not delivered or that are not caused to be issued to it or its Subcustodians or (b) pre-existing faults or defects in Investments that are delivered to the Custodian, or its Subcustodians. The Custodian is hereby authorized to hold with itself or a Subcustodian, and to record in one or more accounts, all Investments delivered to and accepted by the Custodian, any Subcustodian or their respective agents pursuant to an instruction or in consequence of any corporate action. The Custodian shall hold Investments for the account of the Fund and shall segregate Investments from assets belonging to the Custodian and shall cause its Subcustodians to segregate Investments from assets belonging to the Subcustodian in an account held for the Fund or in an account maintained by the Subcustodian generally for non-proprietary assets of the Custodian.

     5.1   Use of Securities Depositories. The Custodian may deposit and maintain Investments in any Securities Depository, either directly or through one or more Subcustodians appointed by the Custodian. Investments held in a Securities Depository shall be held (a) subject to the agreement, rules, statement of terms and conditions or other document or conditions effective between the Securities Depository and the Custodian or the Subcustodian, as the case may be, and (b) in an account for the Fund or in bulk segregation in an account maintained for the non-proprietary assets of the entity holding such Investments in the Depository. If market practice or the rules and regulations of the Securities Depository prevent the Custodian, the Subcustodian or (any agent of either) from holding its client assets in such a separate account, the Custodian, the Subcustodian or other agent shall as appropriate segregate such Investments for benefit of the Fund or for benefit of clients of the Custodian generally on its own books.

     5.2   Certificated Assets. Investments which are certificated may be held in registered or bearer form: (a) in the Custodian’s vault; (b) in the vault of a Subcustodian or agent of the Custodian or a Subcustodian; or (c) in an account maintained by the Custodian, Subcustodian or agent at a Securities Depository; all in accordance with customary market practice in the jurisdiction in which any Investments are held.

     5.3   Registered Assets. Investments which are registered may be registered in the name of the Custodian, a Subcustodian, or in the name of the Fund or a nominee for any of the foregoing, and may be held in any manner set forth in Section 5.2 above with or without any identification of fiduciary capacity in such registration.

     5.4   Book Entry Assets. Investments which are represented by book-entry may be so held in an account maintained by the Book-entry Agent on behalf of the Custodian, a Subcustodian or another agent of the Custodian, or a Securities Depository.

     5.5   Replacement of Lost Investments. In the event of a loss of Investments for which the Custodian is responsible under the terms of this Agreement, the Custodian shall replace such Investment, or in the event that such replacement cannot be effected, the Custodian shall pay to the Fund the fair market value of such Investment based on the last available price as of the close of business in the relevant market on the date that a claim was first made to the Custodian with respect to such loss, or, if less, such or amount as shall be agreed by the parties as the date for settlement.

     6.   Administrative Duties of the Custodian. The Custodian shall perform the following administrative duties with respect to Investments of the Fund

     6.1   Purchase of Investments. Pursuant to Instruction, Investments purchased for the account of the Fund shall be paid for (a) against delivery thereof to the Custodian or a Subcustodian as the case may be, either directly or through a Clearing Corporation or a Securities Depository (in accordance with the rules of such Securities Depository or such Clearing Corporation), or (b) otherwise in accordance with an Instruction, Applicable Law, generally accepted trade practices, or the terms of the instrument representing such Investment.

     6.2   Sale of Investments. Pursuant to Instruction, Investments sold for the account of the Fund shall be delivered (a) against payment therefore in cash, by check or by bank wire transfer, (b) by credit to the account of the Custodian or the applicable Subcustodian, as the case may be, with a Clearing

Corporation or a Securities Depository (in accordance with the rules of such Securities Depository or such Clearing Corporation), or (c) otherwise in accordance with an Instruction, Applicable Law, generally accepted trade practices, or the terms of the instrument representing such Investment.

     6.3   Delivery and Receipt in Connection with Borrowings of the Fund or other Collateral and Margin Requirements. Pursuant to Instruction, the Custodian may deliver or receive Investments or cash of the Fund in connection with borrowings or loans by the Fund and other collateral and margin requirements.

     6.4   Futures and Options. If, pursuant to an Instruction, the Custodian shall become a party to an agreement with the Fund and a futures commission merchant regarding margin (“Tri-Party Agreement”), the Custodian shall (a) receive and retain, to the extent the same are provided to the Custodian, confirmations or other documents evidencing the purchase or sate by the Fund of exchange-traded futures contracts and commodity options, (b) when required by such Tri-Party Agreement, deposit and maintain in an account opened pursuant to such Agreement (“Margin Account”), segregated either physically or by book-entry in a Securities Depository for the benefit of any futures commission merchant, such Investments as the Fund shall have designated as initial, maintenance or variation “margin” deposits or other collateral intended to secure the Fund’s performance of its obligations under the terms of any exchange-traded futures contracts and commodity options; and (c) thereafter pay, release or transfer Investments into or out of the margin account in accordance with the provisions of such Agreement. Alternatively, the Custodian may deliver Investments, in accordance with an Instruction, to a futures commission merchant for purposes of margin requirements in accordance with Rule 17f-6. The Custodian shall in no event be responsible for the acts and omissions of any futures commission merchant to whom Investments are delivered pursuant to this Section; for the sufficiency of Investments held in any Margin Account; or, for the performance of any terms of any exchange-traded futures contracts and commodity options.

     6.5   Contractual Obligations and Similar Investments. From time to time, the Fund’s Investments may include Investments that are not ownership interests as may be represented by certificate (whether registered or bearer), by entry in a Securities Depository or by book entry agent, registrar or similar agent for recording ownership interests in the relevant Investment. If the Fund shall at any time acquire such Investments, including without limitation deposit obligations, loan participations, repurchase agreements and derivative arrangements, the Custodian shall (a) receive and retain, to the extent the same are provided to the Custodian, confirmations or other documents evidencing the arrangement; and (b) perform on the Fund’s account in accordance with the terms of the applicable arrangement, but only to the extent directed to do so by Instruction. The Custodian shall have no responsibility for agreements running to the Fund as to which it is not a party other than to retain, to the extent the same are provided to the Custodian, documents or copies of documents evidencing the arrangement and, in accordance with Instruction, to include such arrangements in reports made to the Fund.

     6.6   Exchange of Securities. Unless otherwise directed by Instruction, the Custodian shall: (a) exchange securities held for the account of the Fund for other securities in connection with any reorganization, recapitalization, conversion, split-up, change of par value of shares or similar event, and (b) deposit any such securities in accordance with the terms of any reorganization or protective plan.

     6.7   Surrender of Securities. Unless otherwise directed by Instruction, the Custodian may surrender securities: (a) in temporary form for definitive securities; (b) for transfer into the name of an entity allowable under Section 5.3 above; and (c) for a different number of certificates or instruments representing the same number of shares or the same principal amount of indebtedness.

     6.8   Rights, Warrants, Etc. Pursuant to Instruction, the Custodian shall (a) deliver warrants, puts, calls, rights or similar securities to the issuer or trustee thereof, or to any agent of such issuer or trustee, for purposes of exercising such rights or selling such securities, and (b) deposit securities in response to any invitation for the tender thereof.

     6.9   Mandatory Corporate Actions. Unless otherwise directed by Instruction, the Custodian shall: (a) comply with the terms of all mandatory or compulsory exchanges, calls, tenders, redemptions or similar rights of securities ownership affecting securities held on the Fund’s account and promptly notify the Fund of such action; and (b) collect all stock dividends, rights and other items of like nature with respect to such securities.

     6.10   Income Collection. Unless otherwise directed by Instruction, the Custodian shall collect any amount due and payable to the Fund with respect to Investments and promptly credit the amount collected to a Principal or Agency Account; provided, however, that the Custodian shall not be responsible for: (a) the collection of amounts due and payable with respect to Investments that are in default; or (b) the collection of cash or share entitlements with respect to Investments that are not registered in the name of the Custodian or its Subcustodians. The Custodian is hereby authorized to endorse and deliver any instrument required to be so endorsed and delivered to effect collection of any amount due and payable to the Fund with respect to Investments.

     6.11   Ownership Certificates and Disclosure of the Fund’s Interest. The Custodian is hereby authorized to execute on behalf of the Fund ownership certificates, affidavits or other disclosure required under Applicable Law or established market practice in connection with the receipt of income, capital gains or other payments by the Fund with respect to Investments, or in connection with the sale, purchase or ownership of Investments.

With respect to securities issued in the United States of America, the Custodian [ ] may [X] may not release the identity of the Fund to an issuer which requests such information pursuant to the Shareholder Communications Act of 1985 for the specific purpose of direct communications between such issuer and the Fund. IF NO BOX IS CHECKED, THE CUSTODIAN SHALL RELEASE SUCH INFORMATION UNTIL IT RECEIVES CONTRARY INSTRUCTIONS FROM THE FUND. With respect to securities issued outside of the United States of America, information shall be released in accordance with law or custom of the particular country in which such security is located.

     6.12   Proxy Materials. The Custodian shall deliver, or cause to be delivered, to the Fund proxy forms, notices of meeting, and any other notices or announcements materially affecting or relating to Investments received by the Custodian or any nominee. Upon the Custodian’s receipt of instructions from the Fund and subject to applicable law, and provided that such instructions are received by the proxy voting deadlines set by the Custodian, the Custodian shall or shall cause its agent, each in accordance with the standard of care and any limitations on performance set forth herein, to vote such proxy on behalf of the Fund.

     6.13   Taxes. The Custodian shall, where applicable, assist the Fund in the reclamation of taxes withheld on dividends and interest payments received by the Fund. In the performance of its duties with respect to tax withholding and reclamation, the Custodian shall be entitled to rely on the advice of counsel and upon information and advice regarding the Fund’s tax status that is received from or on behalf of the Fund without duty of separate inquiry.

     6.14   Other Dealings. The Custodian shall otherwise act as directed by Instruction, including without limitation effecting the free payments of moneys or the free delivery of securities, provided that such Instruction shall indicate the purpose of such payment or delivery and that the Custodian shall record the party to whom such payment or delivery is made.

     The Custodian shall attend to all nondiscretionary details in connection with the sale or purchase or other administration of Investments, except as otherwise directed by an Instruction, and may make payments to itself or others for minor expenses of administering Investments under this Agreement; provided that the Fund shall have the right to request an accounting with respect to such expenses.

     In fulfilling the duties set forth in Sections 6.6 through 6.10 above, the Custodian shall provide to the Fund all material information pertaining to a corporate action which the Custodian actually receives; provided that the Custodian shall not be responsible for the completeness or accuracy of such information. Information relative to any pending corporate action made available to the Fund via any of the services described in the Electronic and Online Services Schedule shall constitute the delivery of such information by the Custodian hereunder. Any advance credit of cash or shares expected to be received as a result of any corporate action shall be subject to actual collection and may, when the Custodian deems collection unlikely, be reversed by the Custodian.

     The Custodian may at any time or times in its discretion appoint (and may at any time remove) agents (other than Subcustodians) to carry out some or all of the administrative provisions of this Agreement (“Agents”), provided, however, that the appointment of such agent shall not relieve the Custodian of its administrative obligations under this Agreement.

     7.   Cash Accounts, Deposits and Money Movements. Subject to the terms and conditions set forth in this Section 7, the Fund hereby authorizes the Custodian to open and maintain, with itself or with Subcustodians, cash accounts in United States Dollars, in such other currencies as are the currencies of the countries in which the Fund maintains Investments or in such other currencies as the Fund shall from time to time request by Instruction.

     7.1   Types of Cash Accounts. Cash accounts opened on the books of the Custodian (“Principal Accounts”) shall be opened in the name of the Fund. Such accounts collectively shall be a deposit obligation of the Custodian and shall be subject to the terms of this Section 7 and the general liability provisions contained in Section 9. Cash accounts opened on the books of a Subcustodian may be opened in the name of the Fund or the Custodian or in the name of the Custodian for its customers generally (“Agency Accounts”). Such deposits shall be obligations of the Subcustodian and shall be treated as an Investment of the Fund. Accordingly, the Custodian shall be responsible for exercising reasonable care in the administration of such accounts but shall not be liable for their repayment in the event such Subcustodian, by reason of its bankruptcy, insolvency or otherwise, fails to make repayment.

     7.2   Payments and Credits with Respect to the Cash Accounts. The Custodian shall make payments from or deposits to any of said accounts in the course of carrying out its administrative duties, including but not limited to income collection with respect to the Fund’s Investments, and otherwise in accordance with Instructions. The Custodian and its Subcustodians shall be required to credit amounts to the cash accounts only when moneys are actually received in cleared funds in accordance with banking practice in the country and currency of deposit. Any credit made to any Principal or Agency Account before actual receipt of cleared funds shall be provisional and may be reversed by the Custodian in the event such payment is not actually collected. Unless otherwise specifically agreed in writing by the Custodian or any Subcustodian, all deposits shall be payable only at the branch of the Custodian or Subcustodian where the deposit is made or carried.

     7.3   Currency and Related Risks. The Fund bears risks of holding or transacting in any currency, including any mark to market exposure associated with a foreign exchange transaction undertaken with the Custodian. The Custodian shall not be liable for any loss or damage arising from the applicability of any law or regulation now or hereafter in effect, or from the occurrence of any event, which may delay or affect the transferability, convertibility or availability of any currency in the country (a) in which such Principal or Agency Accounts are maintained or (b) in which such currency is issued, and in no event shall the Custodian be obligated to make payment of a deposit denominated in a currency during a period during which the Custodian is unable to effect the transaction in question as a result of such a restriction on transferability, convertibility or availability. Without limiting the generality of the foregoing, neither the Custodian nor any Subcustodian shall be required to repay any deposit made at a foreign branch of either the Custodian or Subcustodian if such branch cannot repay the deposit due to a cause for which the Custodian would not be responsible in accordance with the terms of Section 9 of this Agreement unless the Custodian or such Subcustodian expressly agrees in writing to repay the deposit under such circumstances. All currency transactions in any account opened pursuant to this Agreement are subject to exchange control regulations of the United States and of the country where such currency is the lawful currency or where the account is maintained. Any taxes, costs, charges or fees imposed on the convertibility of a currency held by the Fund shall be for the account of the Fund.

     7.4   Foreign Exchange Transactions. The Custodian shall, subject to the terms of this Section, settle foreign exchange transactions (including contracts, futures, options and options on futures) on behalf and for the account of the Fund with such currency brokers or banking institutions, including Subcustodians, as the Fund may direct pursuant to Instructions. The Custodian may act as principal in any foreign exchange transaction with the Fund in accordance with Section 7.4.2 of this Agreement. The obligations of the Custodian in respect of all foreign exchange transactions (whether or not the Custodian shall act as principal in such transaction) shall be contingent on the free, unencumbered transferability of the currency transacted on the actual settlement date of the transaction.

          7.4.1   Third Party Foreign Exchange Transactions. The Custodian shall process foreign exchange transactions (including without limitation contracts, futures, options, and options on futures), where any third party acts as principal counterparty to the Fund on the same basis it performs duties as agent for the Fund with respect to any other of the Fund’s Investments. Accordingly the Custodian shall only be responsible for delivering or receiving currency on behalf of the Fund in respect of such contracts pursuant to Instructions. The Custodian shall not be responsible for the failure of any counterparty (including any Subcustodian) in such agency transaction to perform its obligations thereunder. The Custodian (a) shall transmit cash and Instructions to and from the currency broker or banking institution with which a foreign exchange contract or option has been executed pursuant hereto, (b) may make free outgoing payments of cash in the form of Dollars or foreign currency without receiving confirmation of a foreign exchange contract or option or confirmation that the countervalue currency completing the foreign exchange contract has been delivered or received or that the option has been delivered or received, and (c) shall hold all confirmations, certificates and other documents and agreements received by the Custodian and evidencing or relating to such foreign exchange transactions in safekeeping. The Fund accepts full responsibility for its use of third-party foreign exchange dealers and for execution of said foreign exchange contracts and options and understands that the Fund shall be responsible for any and all costs and interest charges which may be incurred by the Fund or the Custodian as a result of the failure or delay of third parties to deliver foreign exchange.

           7.4.2   Foreign Exchange with the Custodian as Principal. The Custodian may as principal undertake foreign exchange transactions with the Fund as the Custodian and the Fund may agree from time to time. In such event, the foreign exchange transaction will be performed in accordance with the particular agreement of the parties, or in the event a principal foreign exchange transaction is initiated by Instruction in the absence of specific agreement, such transaction will be performed in accordance with the usual commercial terms of the Custodian. In the event that the Fund defaults on the settlement of any such foreign exchange transaction with the Custodian, the Fund shall be liable for contracted currency of the transaction together with any mark to market exposure associated with the replacement purchase of the contracted currency undertaken with the Custodian.

     7.5   Delays. If no event of Force Majeure shall have occurred and be continuing and in the event that a delay shall have been caused by the negligence, bad faith or willful or reckless misconduct of the Custodian in carrying out an Instruction to credit or transfer cash, the Custodian shall be liable to the Fund: (a) with respect to Principal Accounts, for interest to be calculated at the rate customarily paid on such deposit and currency by the Custodian on overnight deposits at the time the delay occurs for the period from the day when the transfer should have been effected until the day it is in fact effected; and, (b) with respect to Agency Accounts, for interest to be calculated at the rate customarily paid on such deposit and currency by the Subcustodian on overnight deposits at the time the delay occurs for the period from the day when the transfer should have been effected until the day it is in fact effected. The Custodian shall not be liable for delays in carrying out such Instructions to transfer cash which are not due to the Custodian’s own negligence, bad faith, willful misconduct or reckless disregard of its duties hereunder.

     7.6   Advances. If, for any reason in the conduct of its safekeeping duties pursuant to Section 5 hereof or its administration of the Fund’s assets pursuant to Section 6 hereof, the Custodian or any Subcustodian advances monies to facilitate settlement or otherwise for benefit of the Fund (whether or not any Principal or Agency Account shall be overdrawn either during, or at the end of, any Business Day), the Fund hereby does:

           7.6.1   acknowledge that the Fund shall have no right or title to any Investments purchased with such Advance save a right to receive such Investments upon: (a) the debit of the Principal or Agency Account or (b), if such debit would produce an overdraft in such account, other reimbursement of the associated Advance;

           7.6.2   grant to the Custodian a security interest in all Investments; and

           7.6.3   agree that the Custodian may secure the resulting Advance by perfecting a security interest in all Investments under Applicable Law.

Neither the Custodian nor any Subcustodian shall be obligated to advance monies to the Fund, and in the event that such Advance occurs, any transaction giving rise to an Advance shall be for the account and risk of the Fund and shall not be deemed to be a transaction undertaken by the Custodian for its own account and risk. If such Advance shall have been made by a Subcustodian or any other person, the Custodian may assign the security interest and any or rights granted to the Custodian hereunder to such Subcustodian or other person. If the Fund shall fail to repay when due the principal balance of an Advance and accrued and unpaid interest thereon, the Custodian or its assignee, as the case may be, shall be entitled to utilize the available cash balance in any Agency or Principal Account and to dispose of any Investments to the extent necessary to recover payment of all principal of, and interest on, such Advance in MI. The Custodian may assign any rights it has hereunder to a Subcustodian or third party. Any security interest in Investments taken hereunder shall be treated as financial assets credited to securities accounts under Articles 8 and 9 of the Uniform Commercial Code (1997). Accordingly, the Custodian shall have the rights and benefits of a secured creditor that is a securities intermediary under such Articles 8 and 9.

     7.7   Integrated Account. For purposes hereof, deposits maintained in all Principal Accounts (whether or not denominated in Dollars) shall collectively constitute a single and indivisible current account with respect to the Fund’s obligations to the Custodian, or its assignee, and balances in such Principal Accounts shall be available for satisfaction of the Fund’s obligations under this Section 7. The Custodian shall further have a right of offset against the balances in any Agency Account maintained hereunder to the extent that the aggregate of all Principal Accounts is overdrawn.

     8.   Subcustodians and Securities Depositories. Subject to the provisions hereinafter set forth in this Section 8, the Fund hereby authorizes the Custodian to utilize Securities Depositories to act on behalf of the Fund and to appoint from time to time and to utilize Subcustodians. With respect to securities and funds held by a Subcustodian, either directly or indirectly (including by a Securities Depository or Clearing Corporation), notwithstanding any provisions of this Agreement to the contrary, payment for securities purchased and delivery of securities sold may be made prior to receipt of securities or payment, respectively, and securities or payment may be received in a form, in accordance with (a) governmental regulations, (b) rules of Securities Depositories and clearing agencies, (c) generally accepted trade practice in the applicable local market, (d) the terms and characteristics of the particular Investment, or (e) the terms of Instructions.

     8.1   Domestic Subcustodians and Securities Depositories. The Custodian may deposit and/or maintain, either directly or through one or more agents appointed by the Custodian, Investments of the Fund in any Securities Depository in the United States, including The Depository Trust Company, provided such Depository meets applicable requirements of the Federal Reserve Bank or of the Securities and Exchange Commission. The Custodian may, at any time and from time to time, appoint any bank as defined in Section 2(a)(5) of the 1940 Act meeting the requirements of a custodian under Section 17(f) of the 1940 Act and the rules and regulations thereunder, to act on behalf of the Fund as a Subcustodian for purposes of holding Investments of the Fund in the United States.

     8.2   Foreign Subcustodians and Securities Depositories. Unless instructed otherwise by the Fund, the Custodian may deposit and/or maintain non-U.S. Investments of the Fund in any non-U.S. Securities Depository provided such Securities Depository meets the requirements of an “eligible securities depository” under Rule 17f-7 promulgated under the 1940 Act, or any successor rule or regulation (“Rule 17f-7”) or which by order of the Securities and Exchange Commission is exempted therefrom. Prior to the time that securities are placed with such depository, but subject to the provisions of Section 8.2.4 below, the Custodian shall have prepared an assessment of the custody risks associated with maintaining assets with the Securities Depository and shall have established a system to monitor such risks on a continuing basis in accordance with subsection 8.2.3 of this Section. Additionally, the Custodian may, at any time and from time to time, appoint (a) any bank, trust company or other entity meeting the requirements of an “eligible foreign custodian” under Rule 17f-5 or which by order of the Securities and Exchange Commission is exempted therefrom, or (b) any bank as defined in Section 2(a)(5) of the 1940 Act meeting the requirements of a custodian under Section 17(f) of the 1940 Act and the rules and regulations thereunder, to act on behalf of the Fund as a Subcustodian for purposes of holding Investments of the Fund outside the United States. Such appointment of foreign Subcustodians shall be subject to approval of the Fund in accordance with Subsections 8.2.1 and 8.2.2 hereof, and use of non-U.S. Securities Depositories shall be subject to the terms of Subsections 8.2.3 and 8.2.4 hereof. An Instruction to on an account in a given country shall comprise authorization of the Custodian to hold assets in such country in accordance with the terms of this Agreement. The Custodian shall not be required to make independent inquiry as to the authorization of the Fund to invest in such country.

          8.2.1   Board Approval of Foreign Subcustodians. Unless and except to the extent that the Board has delegated to and the Custodian has accepted delegation of review of certain matters concerning the appointment of Subcustodians pursuant to Subsection 8.2.2, the Custodian shall, prior to the appointment of any Subcustodian for purposes of holding Investments of the Fund outside the United

States, obtain written confirmation of the approval of the Board of Trustees or Directors of the Fund with respect to (a) the identity of a Subcustodian, and (b) the Subcustodian agreement which shall govern such appointment, such approval to be signed by an Authorized Person.

          8.2.2   Delegation of Board Review of Subcustodians. From time to time, the Custodian may agree to perform certain reviews of Subcustodians and of Subcustodian Contracts as delegate of the Fund’s Board. In such event, the Custodians duties and obligations with respect to this delegated review will be performed in accordance with the terms of the attached 17f-5 Delegation Schedule to this Agreement.

          8.2.3   Monitoring and Risk Assessment of Securities Depositories. Prior to the placement of any assets of the Fund with a non-U.S. Securities Depository, the Custodian: (a) shall provide to the Fund or its authorized representative an assessment of the custody risks associated with maintaining assets within such Securities Depository; and (b) shall have established a system to monitor the custody risks associated with maintaining assets with such Securities Depository on a continuing basis and to promptly notify the Fund or its Investment Adviser of any material changes in such risk. In performing its duties under this subsection, the Custodian shall use reasonable care and may rely on such reasonable sources of information as may be available including but not limited to: (i) published ratings; (ii) information supplied by a Subcustodian that is a participant in such Securities Depository; (iii) industry surveys or publications; (iv) information supplied by the depository itself, by its auditors (internal or external) or by the relevant Foreign Financial Regulatory Authority. It is acknowledged that information procured through some or all of the sources may not be independently verifiable by the Custodian and that direct access to Securities Depositories is limited under most circumstances. Accordingly, the Custodian shall not be responsible for errors or omissions in its duties hereunder provided that it has performed its monitoring and assessment duties with commercially reasonable care. The risk assessment shall be provided to the Fund or its Investment Advisor by such means as the Custodian shall reasonably establish. Advices of material change in such assessment may be provided by the Custodian in the manner established as customary between the Fund and the Custodian for transmission of material market information.

     8.3   Responsibility for Subcustodians. Except as provided in the second sentence of this Section 8.3, the Custodian shall be liable to the Fund for any loss or damage to the Fund caused by or resulting from the acts or omissions of any Subcustodian to the extent that such acts or omissions would be deemed to be negligence, gross negligence, reckless disregard, willful misconduct or the result of bad faith in the performance of the Subcustodian’s duties in accordance with the terms of the relevant subcustodian agreement under the laws, circumstances and practices prevailing in the place where the act or omission occurred. The liability of the Custodian in respect of the countries and subcustodians so designated by the Custodian, from time to time, on the Global Custody Network Listing, shall be subject to the additional condition that the Custodian actually recovers such loss or damage from the Subcustodian. The Custodian shall reasonably pursue any such recovery, at the Custodian’s expense, from a Subcustodian if the circumstances so warrant.

     8.4   New Countries. The Fund shall be responsible for informing the Custodian sufficiently in advance of a proposed investment which is to be held in a country in which no Subcustodian is authorized to act in order that the Custodian shall, if it deems appropriate to do so, have sufficient time to establish a subcustodial arrangement in accordance herewith. In the event, however, the Custodian is unable to establish such arrangements prior to the time such investment is to be acquired, the Custodian is authorized to designate at its discretion a local safekeeping agent, and the use of such local safekeeping agent shall be at the sole risk of the Fund, and accordingly the Custodian shall be responsible to the Fund for the actions of such agent if and only to the extent the Custodian shall have recovered from such agent for any damages caused the Fund by such agent.

     9.   Responsibility of the Custodian. In performing its duties and obligations hereunder, the Custodian shall use commercially reasonable care under the facts and circumstances prevailing in the market where performance is effected. Subject to the specific provisions of this Section, the Custodian shall be liable for any direct damage incurred by the Fund in consequence of the Custodian’s negligence, bad faith, willful misconduct or reckless disregard of its responsibilities hereunder. In no event shall the Custodian be liable hereunder for any special, indirect, punitive or consequential damages arising out of, pursuant to or in connection with this Agreement even if the Custodian has been advised of the possibility of such damages. It is agreed that the Custodian shall have no duty to assess the risks inherent in the Fund’s Investments or to provide investment advice with respect to such Investments and that the Fund as principal shall bear any risks attendant to particular Investments such as failure of counterparty or issuer.

     9.1   Limitations of Performance. The Custodian shall not be responsible under this Agreement for any failure to perform its duties, and shall not liable hereunder for any loss or damage in association with such failure to perform, for or in consequence of the following causes:

           9.1.1   Force Majeure. “Force Majeure” shall mean any circumstance or event which is beyond the reasonable control of the Custodian, a Subcustodian or any agent of the Custodian or a Subcustodian and which adversely affects the performance by the Custodian of its obligations hereunder, by the Subcustodian of its obligations under its Subcustody Agreement or by any other agent of the Custodian or the Subcustodian, including any event caused by, arising out of or involving (a) an act of God, (b) accident, fire, water damage or explosion, (c) any computer, system or other equipment failure or malfunction caused by any computer virus or the malfunction or failure of any communications medium, (d) any interruption of the power supply or other utility service (except, in the case of events described in items (c) and (d), if such events occurred as a result of negligence, bad faith, willful misconduct or reckless disregard of its responsibilities on the part of the Custodian or a Subcustodian), (e) any strike or other work stoppage, whether partial or total, (f) any delay or disruption resulting from or reflecting the occurrence of any Sovereign Risk, (g) any disruption of, or suspension of trading in, the securities, commodities or foreign exchange markets, whether or not resulting from or reflecting the occurrence of any Sovereign Risk, (h) any encumbrance on the transferability of a currency or a currency position on the actual settlement date of a foreign exchange transaction, whether or not resulting from or reflecting the occurrence of any Sovereign Risk, or (i) any other cause similarly beyond the reasonable control of the Custodian or a Subcustodian.

           9.1.2   Country Risk. “Country Risk” shall mean with respect to the acquisition, ownership, settlement or custody of Investments in a jurisdiction, all risks relating to, or arising in consequence of, systemic and markets factors affecting the acquisition, payment for or ownership of Investments including (a) the prevalence of crime and corruption, (b) the inaccuracy or unreliability of business and financial information, (c) the instability or volatility of banking and financial systems, or the absence or inadequacy of an infrastructure to support such systems, (d) custody and settlement infrastructure of the market in which such Investments are transacted and held, (e) the acts, omissions and operation of any Securities Depository, (f) the risk of the bankruptcy or insolvency of banking agents, counterparties to cash and securities transactions, registrars or transfer agents, and (g) the existence of market conditions which prevent the orderly execution or settlement of transactions or which affect the value of assets.

           9.1.3   Sovereign Risk. “Sovereign Risk” shall mean, in respect of any jurisdiction, including the United States of America, where Investments is acquired or held hereunder or under a Subcustody Agreement, (a) any act of war, terrorism, riot, insurrection or civil commotion, (b) the imposition of any investment, repatriation or exchange control restrictions by any Governmental Authority, (c) the confiscation, expropriation or nationalization of any Investments by any Governmental Authority, whether de facto or de jure, (d) any devaluation or revaluation of the currency, (e) the imposition of taxes, levies or other charges affecting Investments, (f) any change in the Applicable Law, or (g) any other economic or political risk incurred or experienced.

     9.2   Limitations on Liability. The Custodian shall not be liable for any loss, claim, damage or other liability arising from the following causes:

           9.2.1   Failure of Third Parties. The failure of any third party, excluding a Subcustodian, but including: (a) any issuer of Investments or book-entry or other agent of and issuer; (b) any counterparty with respect to any Investment, including any issuer of exchange-traded or other futures, option, derivative or commodities contract; (c) failure of an Investment Advisor, foreign custody manager or other agent of the Fund; or (d) failure of other third parties similarly beyond the control or choice of the Custodian.

           9.2.2   Information Sources. The Custodian may rely upon information received from issuers of Investments or agents of such issuers, information received from Subcustodians and from other commercially reasonable sources such as commercial data bases and the like, but shall not be responsible for specific inaccuracies in such information, provided that the Custodian has relied upon such information in good faith and without negligence, willful misconduct of reckless disregard of its duties hereunder, or for the failure of any commercially reasonable information provider.

           9.2.3   Reliance on Instruction. Action by the Custodian or the Subcustodian in accordance with an Instruction, even when such action conflicts with, or is, contrary to any provision of, the Fund’s declaration of trust, certificate of incorporation or by-laws, Applicable Law, or actions by the trustees, directors or shareholders of the Fund.

           9.2.4   Restricted Securities. The limitations inherent in the rights, transferability or similar investment characteristics of a given Investment of the Fund

     10.   Indemnification. The Fund hereby indemnifies the Custodian and agrees to hold it harmless from and against all claims and liabilities, including counsel fees and taxes, incurred or assessed against it in connection with the performance of this Agreement and any Instruction, provided that such indemnification shall not apply in the case of claims or liabilities attributable to negligence, bad faith, willful misconduct or reckless disregard of duties or responsibilities hereunder on the part of the Custodian. The Custodian shall promptly give written notice to the Fund of any claim under the preceding sentence. Not more than thirty days following the date of such notice, unless the Custodian shall be liable under Section 8 hereof in respect of such claim, the Fund will pay the amount of such claim or reimburse the Custodian for any payment made by the Custodian in respect thereof.

     The Custodian hereby indemnifies the Fund and agrees to hold it harmless from and against all claims and liabilities, including counsel fees and taxes, directly incurred or assessed against it as the result of the negligence, bad faith, willful misconduct or reckless disregard of duties or responsibilities hereunder by the Custodian or by a Subcustodian, provided that such indemnification shall not apply in the case of claims or liabilities attributable to negligence, bad faith, willful misconduct or reckless disregard of duties or responsibilities hereunder on the part of the Fund or its agents. The Fund shall promptly give written notice to the Custodian of any claim under the preceding sentence. Not more than thirty days following the date of such notice, the Custodian will pay the amount of such claim or reimburse the Fund for any payment made by the Fund in respect thereof.

     11.   Reports and Records. The Custodian shall:

     11.1   create and maintain records relating to the performance of its obligations under this Agreement;

     11.2   make available to the Fund, its auditors, agents and employees, during regular business hours of the Custodian, upon reasonable request and during normal business hours of the Custodian, all records maintained by the Custodian pursuant to Section 11.1 above, subject, however, to all reasonable security requirements of the Custodian then applicable to the records of its custody customers generally; and

     11.3   make available to the Fund all Electronic Reports; it being understood that the Custodian shall not be liable hereunder for the inaccuracy or incompleteness thereof or for errors in any information included therein.

     The Fund shall examine all records, howsoever produced or transmitted, promptly upon receipt thereof and notify the Custodian promptly of any discrepancy or error therein. Unless the Fund delivers written notice of any such discrepancy or error within a reasonable time after its receipt thereof, such records shall be deemed to be true and accurate. It is understood that the Custodian now obtains and will in the future obtain information on the value of assets from outside sources which may be utilized in certain reports made available to the Fund. The Custodian deems such sources to be reliable but it is acknowledged and agreed that the Custodian does not verify nor represent nor warrant as to the accuracy or completeness of such information and accordingly shall be without liability in selecting and using such sources and furnishing such information.

     12.   Miscellaneous.

     12.1   Proxies, etc. The Fund will promptly execute and deliver, upon request, such proxies, powers of attorney or other instruments as may be necessary or desirable for the Custodian to provide, or to cause any Subcustodian to provide, custody services.

     12.2   Entire Agreement. Except as specifically provided herein, this Agreement constitutes the entire agreement between the Fund and the Custodian with respect to the subject matter hereof. Accordingly, this Agreement supersedes any custody agreement or other oral or written agreements heretofore in effect between the Fund and the Custodian with respect to the custody of the Fund’s investments.

     12.3   Waiver, Amendment, and Assignment. No provision of this Agreement may be waived, amended or modified, and no addendum to this Agreement shall be or become effective, or be waived, amended or modified, except by an instrument in writing executed by the party against which enforcement of such waiver, amendment or modification is sought; provided, however, that an Instruction shall, whether or not such Instruction shall constitute a waiver, amendment or modification for purposes hereof, be deemed to have been accepted by the Custodian when it commences actions pursuant thereto or in accordance therewith. This Agreement shall be binding upon and shall inure to the benefit of the Custodian and the Fund and their successors and assignees, provided that neither the Fund nor the Custodian may assign this Agreement without the prior written consent of the other party.

     12.4   GOVERNING LAW, JURISDICTION AND VENUE. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND BE GOVERNED BY THE LAWS OF, THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAW OF SUCH STATE. THE PARTIES HERETO IRREVOCABLY CONSENT TO THE EXCLUSIVE

JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE FEDERAL COURTS LOCATED IN NEW YORK CITY IN THE BOROUGH OF MANHATTAN. THE FUND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING IN ANY OF THE AFORESAID COURTS AND ANY CLAIM THAT ANY SUCH ACTION OR PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

     12.5   Notices. Notices and other writings contemplated by this Agreement, other than Instructions, shall be delivered (a) by hand, (b) by a nationally recognized overnight courier, or (c) by facsimile transmission, provided that any notice or other writing sent by facsimile transmission shall also be delivered either by hand or by courier to the party to whom such notice is addressed. All such notices shall be addressed, as follows:

If to the Fund:

Taiwan Greater China Fund
Room 1001, 10th Floor
205 DunHua N. Road
Taipei, Taiwan, Republic of China
Attention: Steven R. Champion, President
Telephone: 886 (2) 2715 2988
Facsimile: 886 (2) 2715 3166

with a copy to:

Bingham McCutchen LLP
150 Federal Street
Boston, Massachusetts 02110
Attention: Roger P. Joseph
Telephone: (617) 951-8247
Facsimile: (617) 951-8736

If to the Custodian:

Brown Brothers Harriman & Co.
40 Water Street
Boston, Massachusetts 02109
Attn: Manager, Securities Department
Telephone: (617) 772-1818
Facsimile: (617) 772-2263,

or such other address as the Fund or the Custodian may have designated in writing to the other.

     12.6   Headings. Paragraph headings included herein are for convenience of reference only and shall not modify, define, expand or limit any of the terms or provisions hereof.

     12.7   Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original. This Agreement shall become effective when one or more counterparts have been signed and delivered by the Fund and the Custodian.

     12.8   Confidentiality. The parties hereto agree that each shall treat confidentially the terms and conditions of this Agreement and all information provided by each party to the other regarding its business and operations. All confidential information provided by a party hereto shall be used by any other party hereto solely for the purpose of rendering or obtaining services pursuant to this Agreement and, except as may be required in carrying out this Agreement, shall not be disclosed to any third party without the prior consent of such providing party. The foregoing shall not be applicable to any information that is publicly available when provided or thereafter becomes publicly available other than through a breach of this Agreement, or that is required to be disclosed by or to any bank examiner of the Custodian or any Subcustodian, any Regulatory Authority, any auditor of the parties hereto, or by judicial or administrative process or otherwise by Applicable Law.

     12.9   Counsel. In fulfilling its duties hereunder, the Custodian shall be entitled to receive and act upon the advice of (i) counsel regularly retained by the Custodian in respect of such matters, (ii) counsel for the Fund or (iii) such counsel as the Fund and the Custodian may agree upon, with respect to all matters, and the Custodian shall be without liability for any action reasonably taken or omitted pursuant to such advice.

     12.10   Conflict. Nothing contained in this Agreement shall prevent the Custodian and its associates from (i) dealing as a principal or an intermediary in the sale, purchase or loan of the Fund’s Investments to, or from the Custodian or its associates; (ii) acting as a custodian, a subcustodian, a trustee, an agent, securities dealer, an investment manager or in any other capacity for any or client whose interests may be adverse to the interest of the Fund; or (iii) buying, holding, lending, and dealing in any way in any assets for the benefit of its own account, or for the account of any other client whose interests may be adverse to the Fund notwithstanding that the same or similar assets may be held or dealt in by, or for the account of the Fund by the Custodian. The Fund hereby voluntarily consents to, and waives any potential conflict of interest between the Custodian and/or its associates and the Fund, and agrees that:

          (a)   the Custodian’s and/or its associates’ engagement in any such transaction shall not disqualify the Custodian from continuing to perform as the custodian of the Fund under this Agreement;

           (b)   the Custodian and/or its associates shall not be under any duty to disclose any information in connection with any such transaction to the Fund;

           (c)   the Custodian and/or its associates shall not be liable to account to the Fund for any profits or benefits made or derived by or in connection with any such transaction; and

           (d)   the Fund shall use all reasonable efforts to disclose this provision, among other provisions in this Agreement, to its shareholders in accordance with the requirements of applicable law or regulations.

     13.   Definitions. The following defined terms will have the respective meanings set forth below.

     13.1   “Advance(s)” shall mean any extension of credit by or through the Custodian or by or through any Subcustodian and shall include, without limitation, amounts due to the Custodian as the principal counterparty to any foreign exchange transaction with the Fund as described in Section 7.4.2 hereof, or paid to third parties for account of the Fund or in discharge of any expense, tax or other item payable by the Fund.

     13.2   “Agency Account(s)” shall mean any deposit account opened on the books of a Subcustodian or banking institution in accordance with Section 7.1 hereof.

     13.3   “Agent(s)” shall have the meaning set forth in the last sentence of Section 6 hereof

     13.4   “Applicable Law” shall mean with respect to each jurisdiction, all (a) laws, statutes, treaties, regulations, guidelines (or their equivalents); (b) orders, interpretations licenses and permits; and (c) judgments, decrees, injunctions, writs, orders and similar actions by a court of competent jurisdiction; compliance with which is required or customarily observed in such jurisdiction.

     13.5   “Authorized Person(s)” shall mean any person or entity authorized to give Instructions on behalf of the Fund in accordance with Section 4.1 hereof.

     13.6   “Book-entry Agent(s)” shall mean an entity acting as agent for the issuer of Investments for purposes of recording ownership or similar entitlement to Investments, including without limitation a transfer agent or registrar.

     13.7   “Clearing Corporation” shall mean any entity or system established for purposes of providing securities settlement and movement and associated functions for a given market.

     13.8   “Delegation Schedule” shall mean any separate schedule entered into between the Custodian and the Fund or its authorized representative with respect to certain matters concerning the appointment and administration of Subcustodians delegated to the Custodian pursuant to Rule 17f-5.

     13.9   “Electronic and Online Services Schedule” shall mean any separate agreement entered into between the Custodian and the Fund or its authorized representative with respect to certain matters concerning certain electronic and online services as described therein and as maybe made available from time to time by the Custodian to the Fund.

     13.10   “Electronic Reports” shall mean any reports prepared by the Custodian and remitted to the Fund or its authorized representative via the Internet or electronic mail.

     13.11   “Foreign Custody Manager” shall mean the Fund’s foreign custody manager appointed pursuant to Rule 17f-5 of the 1940 Act.

     13.12   “Foreign Financial Regulatory Authority” shall have the meaning given by Section 2(a)(50) of the 1940 Act.

     13.13   “Funds Transfer Services Schedule” shall mean any separate schedule entered into between the Custodian and the Fund or its authorized representative with respect to certain matters concerning the processing of payment orders from Principal Accounts of the Fund.

     13.14   “Global Custody Network Listing” shall mean the Countries and Subcustodians approved for Investments in non-U.S. Markets.

     13.15   “Instructions” shall have the meaning assigned in Section 4 hereof.

     13.16   “Investments” shall mean any investment asset of the Fund, including without limitation securities, bonds, notes, and debentures as well as receivables, derivatives, contractual rights or entitlements and other intangible assets.

     13.17   “Margin Account” shall have the meaning set forth in Section 6.4 hereof.

     13.18   “Principal Account(s)” shall mean deposit accounts of the Fund carried on the books of BBH&Co. as principal in accordance with Section 7 hereof.

     13.19   “Safekeeping Account” shall mean an account established on the books of the Custodian or any Subcustodian for purposes of segregating the interests of the Fund (or clients of the Custodian or Subcustodian) from the assets of the Custodian or any Subcustodian.

     13.20   “Securities Depository” shall mean a central or book entry system or agency established under Applicable Law for purposes of recording the ownership and/or entitlement to investment securities for a given market that, if a foreign Securities Depository meets the definitional requirements of Rule 17f-7 under the 1940 Act.

     13.21   “Subcustodian(s)” shall an each foreign bank appointed by the Custodian pursuant to Section 8 hereof, but shall not include Securities Depositories.

     13.22   “Tri-Party Agreement” shall have the meaning set forth in Section 6.4 hereof.

     13.23   “1940 Act” shall mean the Investment Company Act of 1940.

     14.   Compensation. The Fund agrees to pay to the Custodian (a) fees in an amount set forth in the fee letter between the Fund and the Custodian in effect on the date hereof or as amended from time to time, and (b) all out-of-pocket expenses incurred by the Custodian or Subcustodians, and payable from time to time, as further specified in such fee letter. Amounts payable by the Fund under and pursuant to this Section 14 shall be payable by wire transfer to the Custodian at BBH&Co in New York, New York.

     15.   Termination. This Agreement may be terminated by either party in accordance with the provisions of this Section. The provisions of this Agreement and any other rights or obligations incurred or accrued by any party hereto prior to termination of this Agreement shall survive any termination of this Agreement

     15.1   Term, Notice and Effect. This Agreement shall have an initial term of two (2) years from the date hereof (the “Initial Term”). Commencing seventy-six (76) days prior to the completion of the Initial Term, either party may terminate this Agreement at any time without cause by written notice effective no sooner than seventy-five (75) days following the date upon which notice of such termination is delivered to the other party. The Fund may also terminate this Agreement without cause at any time prior to the end of the Initial Term, but upon a termination under such circumstances (unless the following sentence applies) the Fund shall pay the Custodian the Custodian’s minimum fee for the remainder of the Initial Term following the date of termination specified in the notice thereof, provided that, if notice of termination under this sentence is delivered seventy-six (76) or fewer days prior to the end of the Initial Term, the provisions of the preceding sentence shall apply. Notwithstanding the foregoing provisions of this Section 15.1, (1) either party may terminate this Agreement at any time upon thirty (30) days written notice to the other party in the event that the other party is adjudged bankrupt or insolvent, or there shall be commenced against such party a proceeding under any applicable bankruptcy, insolvency, or other similar law now or hereafter in effect, and (2) the Fund may terminate this Agreement 30 days following the Fund’s written notification to the Custodian of (a) disabling conduct on the part of the Custodian or any Subcustodian or (b) the Fund’s reasonable dissatisfaction with the services provided by the Custodian or any Subcustodian, provided that prior to notification pursuant to this item (b), the Fund shall first give the Custodian 30 days’ notice of the basis for such dissatisfaction and provide the Custodian with an opportunity to cure such basis. As used herein “disabling conduct” shall mean the Custodian’s (or any

Subcustodian’s) willful malfeasance, bad faith, reckless disregard or negligence in the performance of such obligations and duties hereunder.

     15.2   Successor Custodian. In the event of the appointment of a successor custodian, it is agreed that the Investments of the fund held by the Custodian or any Subcustodian shall be delivered to the successor custodian in accordance with reasonable Instructions. The Custodian agrees to cooperate with the Fund in the execution of documents and performance of or actions necessary or desirable in order to facilitate the succession of the new custodian. If no successor custodian shall be appointed, the Custodian shall in like manner transfer the Fund’s Investments in accordance with Instructions.

     15.3   Delayed Succession. If no Instruction has been given as of the effective date of termination, Custodian may at any time on or after such termination date and upon ten (10) consecutive calendar days written notice to the Fund either (a) deliver the Investments of the Fund held hereunder to the Fund at the address designated for receipt of notices hereunder; or (b) deliver any investments held hereunder to a bank or trust company having a capitalization of $2,000,000 USD equivalent and operating under the Applicable law of the jurisdiction where such Investments are located, such delivery to be at the risk of the Fund. In the event that Investments or moneys of the Fund remain in the custody of the Custodian or its Subcustodians after the date of termination owing to the failure of the Fund to issue Instructions with respect to their disposition or owing to the fact that such disposition could not be accomplished in accordance with such Instructions despite diligent efforts of the Custodian, the Custodian shall be entitled to compensation for its services with respect to such Investments and moneys during such period as the Custodian or its Subcustodians retain possession of such items and the provisions of this Agreement shall remain in full force and effect until disposition in accordance with this Section is accomplished, provided that if this Agreement is terminated pursuant to the third sentence of Section 15.1, any amount owed pursuant to that provision through the completion of the Initial Term shall be credited, to the extent of such amount, to offset any amount owed by the Fund pursuant to this sentence.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed as of the date first above written.

     The undersigned acknowledges that (I/we) have received a copy of this document.

BROWN BROTHERS HARRIMAN & CO.

By:	/s/ Timothy J. Connelly
Name: Timothy J. Connelly
Title: Partner
Date: 10/15/04

TAIWAN GREATER CHINA FUND

By:	/s/ Steven R. Champion
Name: Steven R. Champion
Title: President
Date: October __, 2004

“Taiwan Greater China Fund” means and refers to the Trustees from time to time serving under the Amended and Restated Declaration of Trust of the Trust dated July 15, 1988, as amended, a copy of which is on file with the Secretary of The Commonwealth of Massachusetts. The execution of this contract has been authorized by the Trustees of the Trust, this contract has been executed on behalf of the Trust by an authorized officer or agent of the Trust acting as such and not individually, and neither such authorization by such Trustees nor such execution by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the assets and property of the Trust as provided in the Amended and Restated Declaration of Trust.

FUNDS TRANSFER SERVICES SCHEDULE TO CUSTODIAN AGREEMENT

     1.   Execution of Payment Orders. Brown Brothers Harriman & Co. (the “Custodian”) is hereby instructed by Taiwan Greater China Fund (the “Company”) to execute each payment order, whether denominated in United States dollars or other applicable currencies, received by the Custodian in the Company’s name as sender and authorized and confirmed by an Authorized Person as defined in a Custodian Agreement dated as of October 1, 2004 by and between the Custodian and the Company, as amended or restated from time thereafter (the “Agreement”), provided that the Company has sufficient available funds on deposit in a Principal Account as defined in the Agreement and provided that the order (i) is received by the Custodian in the manner specified in this Funds Transfer Services Schedule or any amendment hereafter; (ii) complies with any written instructions and restrictions of the Company as set forth in this Funds Transfer Services Schedule or any amendment hereafter; (iii) is authorized by the Company or is verified by the Custodian in compliance with a security procedure set forth in Paragraph 2 below for verifying the authenticity of a funds transfer communication sent to the Custodian in the name of the Company or for the detection of errors set forth in any such communication; and (iv) contains sufficient data to enable the Custodian to process such transfer.

     2.   Security Procedure. The Company hereby elects to use the procedure selected below as its security procedure (the “Security Procedure”). The Security Procedure will be used by the Custodian to verify the authenticity of a payment order or a communication amending or canceling a payment order. The Custodian will act on instructions received provided the instruction is authenticated by the Security Procedure. The Company agrees and acknowledges in connection with (i) the size, type and frequency of payment orders normally issued or expected to be issued by the Company to the Custodian, (ii) all of the security procedures offered to the Company by the Custodian, and (iii) the usual security procedures used by customers and receiving banks similarly situated, that authentication through the Security Procedure shall be deemed commercially reasonable for the authentication of all payment orders submitted to the Custodian. The Company hereby elects (please choose one) the following Security Procedure as described below:

BIDS and BIDS Worldview Payment Products. BIDS and BIDS Worldview Payment Products, are on-line payment order authorization facilities with built-in authentication procedures. The Custodian and the Company shall each be responsible for maintaining the confidentiality of passwords or other codes to be used by them in connection with BIDS. The Custodian will act on instructions received through BIDS without duty of further confirmation unless the Company notifies the Custodian that its password is not secure.

SWIFT. The Custodian and the Company shall comply with SWIFT’s authentication procedures. The Custodian will act on instructions received via SWIFT provided the instruction is authenticated by the SWIFT system

Tested Telex. The Custodian will accept payment orders sent by tested telex, provided the test key matches the algorithmic key the Custodian and Company have agreed to use.

Computer Transmission. The Custodian is able to accept transmissions sent from the Company’s computer facilities to the Custodian’s computer facilities provided such transmissions are encrypted and digitally certified or are otherwise authenticated in a reasonable manner based on available technology. Such procedures shall be established in an operating protocol between the Custodian and the Company.

Telefax Instructions. A payment order transmitted to the Custodian by telefax transmission shall transmitted by the Company to a telephone number specified from time to time by the Custodian for such purposes. If it detects no discrepancies, the Custodian will then either:

1.    If the telefax requests a repetitive payment order, the Custodian may call the Company at its last known telephone number, request to speak to the Company or Authorized Person, and confirm the authorization and the details of the payment order (a “Callback”); or

2.    If the telefax requests a non-repetitive order, the Custodian will perform a Callback.

All faxes must be accompanied by a fax cover sheet which indicates the sender’s name, company name, telephone number, fax number, number of pages, and number of transactions or instructions attached.

Telephonic. A telephonic payment order shall be called into the Custodian at the telephone number designated from time to time by the Custodian for that purpose. The caller shall identify herself/himself as an Authorized Person. The Custodian shall obtain the payment order data from the caller. The Custodian shall then:

1.    If a telephonic repetitive payment order, the Custodian may perform a Callback; or

2.    If a telephonic non-repetitive payment order, the Custodian will perform a Callback.

In the event the Company chooses a procedure which is not a Security Procedure as described above, the Company agrees to be bound by any payment order (whether or not authorized) issued in its name and accepted by the Custodian in compliance with the procedure selected by the Company.

     3.   Rejection of Payment Orders. The Custodian shall give the Company timely notice of the Custodian’s rejection of a payment order. Such notice may be given in writing or orally by telephone, each of which is hereby deemed commercially reasonable. In the event the Custodian fails to execute a properly executable payment order and fails to give the Company notice of the Custodian’s non-execution, the Custodian shall be liable only for the Company’s actual damages and only to the extent that such damages are recoverable under UCC 4A (as deemed in Paragraph 7 below). Notwithstanding anything in this Funds Transfer Services Schedule and the Agreement to the contrary, the Custodian shall in no event be liable for any consequential or special damages under this Funds Transfer Services Schedule, whether or not such damages relate to services covered by UCC 4A, even if the Custodian has been advised of the possibility of such damages. Whenever compensation in the form of interest is payable by the Custodian to the Company pursuant to this Funds Transfer Services Schedule, such compensation will be payable as specified in UCC 4A.

     4.    Cancellation of Payment Orders. The Company may cancel a payment order but the Custodian shall have no liability for the Custodian’s failure to act on a cancellation instruction unless the Custodian has received such cancellation instruction at a time and in a manner affording the Custodian reasonable opportunity to act prior to the Custodian’s execution of the order. Any cancellation shall be sent and confirmed in the manner set forth in Paragraph 2 above.

     5.   Responsibility for the Detection of Errors and Unauthorized Payment Orders. Except as may be provided, the Custodian is not responsible for detecting any Company error contained in any payment order sent by the Company to the Custodian. In the event that the Company’s payment order to the Custodian either (i) identifies the beneficiary by both a name and an identifying or bank account number and the name and number identify different persons or entities, or (ii) identifies any bank by both a name and an identifying number and the number identifies a person or entity different from the bank identified by name, execution of the payment order, payment to the beneficiary, cancellation of the payment order or actions taken by any bank in respect of such payment order may be made solely on the basis of the number. The Custodian shall not be liable for interest on the amount of any payment order that was not authorized or was erroneously executed unless the Company so notifies the Custodian within thirty (30) business days following the Company’s receipt of notice that such payment order had been processed. If a payment order in the name of the Company and accepted by the Custodian was not authorized by the Company, the liability of the parties will be governed by the applicable provisions of UCC 4A.

     6.   Laws and Regulations. The rights and obligations of the Custodian and the Company with respect to any payment order executed pursuant to this Funds Transfer Services Schedule will be governed by any applicable laws, regulations, circulars and funds transfer system rules, the laws and regulations of the United States of America and of other relevant countries including exchange control regulations and limitations on dealings or other sanctions, and including without limitation those sanctions imposed under the law of the United States of America by the Office of Foreign Assets Control. Any taxes, fines, costs, charges or fees imposed by relevant authorities on such transactions shall be for the account of the Company.

     7.   Miscellaneous. All accounts opened by the Company or its authorized agents at the Custodian subsequent to the date hereof shall be governed by this Funds Transfer Schedule. All terms used in this Funds Transfer Services Schedule shall have the meaning set forth in Article 4A of the Uniform Commercial Code as currently is effect in the State of New York (UCC 4A) unless otherwise set forth herein. The terms and conditions of this Funds Transfer Services Schedule are in addition to, and do not modify or otherwise affect, the terms and conditions of the Agreement and any other agreement or arrangement between the parties hereto.

     8.   Indemnification. The Custodian does not recommend the sending of instructions by telefax or telephonic means as provided in Paragraph 2. BY ELECTING TO SEND INSTRUCTIONS BY TELEFAX OR TELEPHONIC MEANS, THE COMPANY AGREES TO INDEMNIFY THE CUSTODIAN AND ITS PARTNERS, OFFICERS AND EMPLOYEES FOR ALL LOSSES THEREFROM.

_______________________________

     OPTIONAL: The Custodian will perform a Callback if instructions are sent by telefax or telephonic means as provided in Paragraph 2 above. THE COMPANY MAY, AT ITS OWN RISK AND BY HEREBY AGREEING TO INDEMNIFY THE CUSTODIAN AND ITS PARTNERS, OFFICERS AND EMPLOYEES FOR ALL LOSSES THEREFROM, ELECT TO WAIVE A CALLBACK BY THE CUSTODIAN BY INITIALLING HERE: ____

_______________________________

The undersigned acknowledges that (I/we) have received a copy of this document.

Accepted and agreed:

BROWN BROTHERS HARRIMAN & CO.

By:	/s/ Timothy J. Connelly
Name: Timothy J. Connelly
Title: Partner
Date: 10/15/04

TAIWAN GREATER CHINE FUND

By:	/s/ Steven R. Champion
Name: Steven R. Champion
Title: President
Date: October __, 2004

“Taiwan Greater China Fund” means and refers to the Trustees from time to time serving under the Amended and Restated Declaration of Trust of the Trust dated July 15, 1988, as amended, a copy of which is on file with the Secretary of The Commonwealth of Massachusetts. The execution of this contract has been authorized by the Trustees of the Trust, this contract has been executed on behalf of the Trust by an authorized officer or agent of the Trust acting as such and not individually, and neither such authorization by such Trustees nor such execution by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the assets and property of the Trust as provided in the Amended and Restated Declaration of Trust.

ELECTRONIC AND ON-LINE SERVICES
SCHEDULE

     This Electronic and On-Line Services Schedule (this “Schedule”) to a Custodian Agreement dated as of October 1, 2004 (as amended from time to time hereafter, the “Agreement”) by and between Brown Brothers Harriman & Co. (“we”, “us” “our”) and the Taiwan Greater China Fund (“you”, “your”), provides general provisions governing your use of and access to the Services (as hereinafter defined) provided to you by us via the Internet (at www.bbhco.com or such other URL as we may instruct you to use to access our products) and via a direct dial-up connection between your computer and our computers, as of October 1, 2004 (the “Effective Date”). Use of the Services constitutes acceptance of the terms and conditions of this Schedule, any Appendices hereto, the Terms and Conditions posted on our web site, and any terms and conditions specifically governing a particular Service or our other products, which may be set forth in the Agreement or in a separate related agreement (collectively, the “Related Agreements”).

1.	General Terms.

You will be granted access to our suite of online products, which may include, but shall not be limited to the following services via the Internet or dial-up connection (each separate service is a “Service”; collectively referred to as the “Services”):

	1.1.	BIDS® and BEDS WorldView, a system for effectuating securities and fund trade instruction and execution, processing and handling instructions, and for the input and retrieval of other information;

	1.2.	F/X WorldView, a system for executing foreign exchange trades;

	1.3.	Fund WorldView, a system for receiving fund and prospectus information;

	1.4.	BBHCOnnect, a system for placing securities trade instructions and following the status and detail of trades;

	1.5.	ActionViewsSM, a system for receiving certain corporate action information;

	1.6.	Risk View, an interactive portfolio risk analysis tool; and

	1.7.	Such other services as we shall from time to time offer.

2.	Security / Passwords.

2.1.

A digital certificate and/or an encryption key may be required to access certain Services. You may apply for a digital certificate and/or an encryption key by following the procedures set forth at www.bbh.com/certs You also will need an identification code (“ID”) and password(s) (“Password”) to access the Services.

2.2.

You agree to safeguard your digital certificate and/or encryption key, ID, and Password and not to give or make available, intentionally or otherwise, your digital certificate, ID, and/or Password to any unauthorized person. You must immediately notify us in writing if you believe that your digital certificate and/or encryption key, Password, or ID has been compromised or if you suspect unauthorized access to your account by means of the Services or otherwise, or when a person to whom a digital certificate and/or an encryption key, Password, or ID has been assigned leaves or is no longer permitted to access the Services.

2.3.

We will not be responsible for any breach of security, or for any unauthorized trading or theft by any third party, caused by your failure (be it intentional, unintentional, or negligent) to maintain the confidentiality of your ID and/or Password and/or the security of your digital certificate and/or encryption key.

3.	Instructions.

	3.1.	Proper instructions under this Schedule shall be provided as designated in the Related Agreements (“Instructions”).

	3.2.	The following additional provisions apply to Instructions provided via the Services:

(a) Instructions sent by electronic mail will not be accepted or acted upon.

(b)

You authorize us to act upon Instructions received through the Services utilizing your digital certificate, ID, and/or Password as though they were duly authorized written instructions, without any duty of verification or inquiry on our part, and agree to hold us harmless for any losses you experience as a result.

(c)

From time to time, the temporary unavailability of third party telecommunications or computer systems required by the Services may result in a delay in processing Instructions. In such an event, we shall not be liable to you or any third party for any liabilities, losses, claims, costs, damages, penalties, fines, obligations, or expenses of any kind (including without limitation, reasonable attorneys’, accountants’, consultants’, or experts’ fees and disbursements) that you experience due to such a delay.

4.	Electronic Documents.

We may make periodic statements, disclosures, notices, and other documents available to you electronically, and, subject to any delivery and receipt verification procedures required by law, you agree to receive such documents electronically and to check the statements for accuracy. If you believe any such statement contains incorrect information, you must follow the procedures set forth in the Related Agreement(s).

5.	Malicious Code.

You understand and agree that you will be responsible for the introduction (by you, your employees, agents, or representatives) into the Services, whether intentional or unintentional, of (i) any virus or other code, program, or sub-program that damages or interferes with the operation of the computer system containing the code, program or sub-program, or halts, disables, or interferes with the operation of the Services themselves; or (ii) any device, method, or token whose knowing or intended purpose is to permit any person to circumvent the normal security of the Services or the system containing the software code for the Services (“Malicious Code”). You agree to take all necessary actions and precautions to prevent the introduction and proliferation of any Malicious Code into those systems that interact with the Services.

6.	Indemnification.

For avoidance of doubt, you hereby agree that the provisions in the Related Agreement(s) related to your indemnification of us and any limitations on our liability and responsibilities to you shall be applicable to this Agreement, and are hereby expressly incorporated herein. You agree that the Services are comprised of telecommunications and computer systems, and that it is possible that Instructions, information, transactions, or account reports might be added to, changed, or omitted by electronic or programming malfunction, unauthorized access, or other failure of the systems which comprise the Services, despite the security features that have been designed into the Services. You agree that we will not be liable for any action taken or not taken in complying with the terms of this Schedule, except for our willful misconduct, negligence, bad faith or reckless disregard of our responsibilities. The provisions of this paragraph shall survive the termination of this Schedule and the Related Agreements.

7.	Payment.

You may be charged for services hereunder as set forth in a fee schedule from time to time agreed by us.

8.	Term/Termination.

8.1.

This Schedule is effective as of the date you sign it or first use the Services, whichever is first, and continues in effect until such time as either you or we terminate the Schedule in accordance with this Section 8 and/or until your off-line use of the Services is terminated.

8.2.

We may terminate your access to the Services at any time, for any reason, with five (5) business days prior notice; provided that we may terminate your access to the Services with no prior notice (i) if your account with us is closed, (ii) if you fail to comply with any of the terms of this Agreement, (iii) if we reasonably believe that your continued access to the Services poses a security risk, or (iv) if we reasonably believe that you are violating or have violated applicable laws, and we will not be liable for any loss you may experience as a result of such termination. You may terminate your access to the Services at any time by giving us ten (10) business days notice. Upon termination, we will cancel all your Passwords and IDs and any in-process or pending Instructions will be carried out or cancelled, at our sole discretion.

9.	Miscellaneous.

	9.1.	Notices. All notices, requests, and demands (other than routine operational communications, such as Instructions) shall be in such form and effect as provided in the Related Agreement(s).

9.2.

Inconsistent Provisions. Each Service may be governed by separate terms and conditions in addition to this Schedule and the Related Agreement(s). Except where specifically provided to the contrary in this Schedule, in the event that such separate terms and conditions conflict with this Schedule and the Related Agreement(s), the provisions of this Schedule shall prevail to the extent this Schedule applies to the transaction in question.

	9.3.	Binding Effect; Assignment; Severability. This Schedule shall be binding on you, your employees, officers and agents. We may assign or delegate our rights and duties under this Schedule at any time without notice to you. Your rights under this Schedule may not be assigned without our prior written consent. In the event that any provision of this Schedule conflicts with the law under which this Schedule is to be construed or if any such provision is held invalid or unenforceable by a court with jurisdiction over you and us, such provision shall be deemed to be restated to effectuate as nearly as possible the purposes of the Schedule in accordance with applicable law. The remaining provisions of this Schedule and the application of the challenged provision to persons or circumstances other than those as to which it is invalid or unenforceable shall not be affected thereby, and each such provision shall be valid and enforceable to the full extent permitted by law.

9.4.

Choice of Law; Jury Trial. This Schedule shall be governed by and construed, and the legal relations between the parties shall be determined, in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of laws. Each party agrees to waive its right to trial by jury in any action or proceeding based upon or related to this Agreement. The parties agree that all actions and proceedings based upon or relating to this Schedule shall be litigated exclusively in the federal and state courts located within New York City, New York

The undersigned acknowledges that (I/we) have received a copy of this document.

TAIWAN GREATER CHINA FUND (“you”)

By:	/s/ Steven R. Champion
Name: Steven R. Champion
Title: President
Date: October __, 2004

“Taiwan Greater China Fund” means and refers to the Trustees from time to time serving under the Amended and Restated Declaration of Trust of the Trust dated July 15, 1988, as amended, a copy of which is on file with the Secretary of The Commonwealth of Massachusetts. The execution of this contract has been authorized by the Trustees of the Trust, this contract has been executed on behalf of the Trust by an authorized officer or agent of the Trust acting as such and not individually, and neither such authorization by such Trustees nor such execution by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the assets and property of the Trust as provided in the Amended and Restated Declaration of Trust.

17f-5 DELEGATION SCHEDULE

     By its execution of this Delegation Schedule dated as of October 1, 2004, TAIWAN GREATER CHINA FUND, a management investment company registered with the Securities and Exchange Commission (the “Commission”) under the Investment Company Act of 1940, as amended (the “1940 Act”), acting through its Board of Directors/Trustees (the “Fund”), hereby appoints BROWN BROTHERS HARRIMAN & CO., a New York limited partnership with an office in Boston, Massachusetts (the “Delegate”) as its delegate to perform certain functions with respect to the custody of Fund’s Assets outside the United States.

     1.   Maintenance of Fund’s Assets Abroad. The Fund, acting through its Board, hereby instructs Delegate pursuant to the terms of the Custodian Agreement dated as of the date hereof executed by and between the Fund and the Delegate (the “Custodian Agreement”) to place and maintain the Fund’s Assets in Taiwan in accordance with Instructions received from the Fund. Such instruction shall represent an Instruction under the terms of the Custodian Agreement.

     2.   Delegation. Pursuant to the provisions of Rule 17f-5 under the 1940 Act as amended, the Board hereby delegates to the Delegate, and the Delegate hereby accepts such delegation and agrees to perform, only those duties set forth in this Delegation Schedule concerning the safekeeping of the Fund’s Assets in Taiwan. The Delegate is hereby authorized to take such actions on behalf of or in the name of the Fund as are reasonably required to discharge its duties under this Delegation Schedule, including, without limitation, to cause the Fund’s Assets to be placed with Central Trust of China (“CTC”) in accordance herewith. The Fund confirms to the Delegate that the Fund has considered the Sovereign Risk and prevailing Country Risk as part of its continuing investment decision process, including such factors as may be reasonably related to the systemic risk of maintaining the Fund’s Assets in a particular country, including, but not limited to, financial infrastructure, prevailing custody and settlement systems and practices (including the use of any Securities Depository in the context of information provided by the Custodian in the performance of its duties as required under Rule 17f-7 and the terms of the Custodian Agreement governing such duties), and the laws relating to the safekeeping and recovery of the Fund’s Assets held in custody pursuant to the terms of the Custodian Agreement.

     3.   Selection of Eligible Foreign Custodian and Contract Administration. The Delegate shall perform the following duties with respect to CTC and administration of certain contracts governing the Fund’s foreign custodial arrangements:

     (a)   Selection of Eligible Foreign Custodian. The Delegate shall place and maintain the Fund’s Assets with CTC; provided that the Delegate shall have determined that the Fund’s Assets will be subject to reasonable care by CTC based on the standards applicable to custodians in Taiwan after considering all factors relevant to the safekeeping of such assets including without limitation:

           (i)    CTC’s practices, procedures, and internal controls, including, but not limited to, the physical protections available for certificated securities (if applicable), the controls and procedures for dealing with any Securities Depository, the method of keeping custodial records, and the security and data protection practices;

           (ii)    Whether CTC has the requisite financial strength to provide reasonable care for the Fund’s Assets;

           (iii)    CTC’s general reputation and standing; and

           (iv)    Whether the Fund will have jurisdiction over and be able to enforce judgments against the CTC, such as by virtue of the existence of any offices of CTC in the United States or CTC’s appointment of an agent for service of process in the United States or consent to jurisdiction in the United States.

The Delegate shall be required to make the foregoing determination to the best of its knowledge and belief based only on information reasonably available to it.

     (b)   Contract Administration. The Delegate shall we that the foreign custody arrangements with CTC to be governed by a written contract that the Delegate has determined will provide reasonable care for Fund assets based on the standards applicable to custodians in the relevant market. Such contract shall, except as set forth in the last paragraph of this subsection (b), include provisions that provide:

           (i)    For indemnification or insurance arrangements (or any combination of the foregoing) such that the Fund will be adequately protected against the risk of loss of assets held in accordance with such contract;

           (ii)    Thai the Fund’s Assets will not be subject to any right, charge, security interest, lien or claim of any kind in favor of CTC or its creditors except a claim of payment for their safe custody or administration or, in the case of cash deposits, liens or rights in favor of creditors of CTC arising under bankruptcy, insolvency or similar laws;

           (iii)    That beneficial ownership of the Fund’s Assets will be freely transferable without the payment of money or value other than for safe custody or administration;

           (iv)    That adequate records will be maintained identifying the Fund’s Assets as belonging to the Fund or as being held by a third party for the benefit of the Fund;

           (v)    That the Fund’s independent public accountants will be given access to those records described in (iv) above or confirmation of the contents of such records; and

           (vi)    That the Delegate will receive sufficient and timely periodic reports with respect to the safekeeping of the Fund’s Assets, including, but not limited to, notification of any transfer to or from the Fund’s account or a third party account containing the Fund’s Assets.

Such contract may contain, in lieu of any or all of the provisions specified in this Section 3(b), such other provisions that the Delegate determines will provide, in their entirety, the same or a greater level of care and protection for the Fund’s Assets as the specified provisions, in their entirety.

     4.   Monitoring. The Delegate shall establish a system to monitor at reasonable intervals (but at least annually) the appropriateness of maintaining the Fund’s Assets with CTC. The Delegate shall monitor the continuing appropriateness of placement of the Fund’s Assets in accordance with the criteria established under Section 3(a) of this Delegation Schedule. The Delegate shall monitor the continuing appropriateness of the contract governing the Fund’s arrangements in accordance with the criteria established under Section 3(b) of this Delegation Schedule.

     5.   Reporting. At least annually and more frequently as mutually agreed between the parties, the Delegate shall provide to the Board written reports specifying placement of the Fund’s Assets with CTC and shall promptly report as to any material changes to such foreign custody arrangements.

     6.   Withdrawal of Fund’s Assets. If the Delegate determines that an arrangement with CTC no longer meets the requirements of Section 3 of this Delegation Schedule, Delegate shall promptly consult with the Fund concerning the selection of an alternate Subcustodian qualified to hold the Fund’s Taiwan Assets and withdraw the Fund’s Assets from CTC and transfer such assets to another Subcustodian designated by the Fund, or selected by the Delegate pursuant to power delegated by the Fund, that meets the standards set forth in Section 3 of this Delegation Schedules as soon as reasonably practicable; provided, however, that the Delegate shall act only in accordance with Instructions of the Fund with respect to such liquidation or other withdrawal. Upon any such replacement, the terms of this Delegation Schedule shall apply to the responsibilities and rights of the parties to the same extent and in the same manner as they apply in the case of CTC.

     7.   Direction as to Eligible Foreign Custodian. Notwithstanding this Delegation Schedule, the Fund, acting through its Board, its Investment Advisor (if any) or another authorized representative, may direct the Delegate to place and maintain the Fund’s Assets with a particular Eligible Foreign Custodian; including without Limitation with respect to investment in countries as to which the Custodian will not provide delegation services. In such event, the Delegate shall be entitled to rely on any such instruction as an Instruction under the terms of the Custodian Agreement and shall have no duties under this Delegation Schedule with respect to such arrangement save those that it may undertake specifically in writing with respect to each particular instance.

     8.   Standard of Care. In carrying out its duties under this Delegation Schedule, the Delegate agrees to exercise commercially reasonable care, prudence and diligence such as a person having responsibility for safekeeping the Fund’s Assets would exercise.

     9.   Representations. The Delegate hereby represents and warrants that it is a U.S. Bank and that this Delegation Schedule has been duly authorized, executed and delivered by the Delegate and is a legal, valid and binding agreement of the Delegate.

     The Fund hereby represents and warrants that its Board of Trustees has determined that it is reasonable to rely on the Delegate to perform the delegated responsibilities provided for herein and that this Delegation Schedule has been duly authorized, executed and delivered by the Fund and is a legal, valid and binding agreement of the Fund.

     10.   Effectiveness; termination. This Delegation Schedule shall be effective as of the date on which this Delegation Schedule shall have been accepted by the Delegate, as indicated by the date set forth below the Delegate’s signature. This Delegation Schedule may be terminated at any time, without penalty, by written notice from the terminating party to the non-terminating party. Such termination shall be effective on the 30th calendar day following the date on which the non-terminating party shall receive the foregoing notice. The foregoing to the contrary notwithstanding, this Delegation Schedule shall be deemed to have been terminated concurrently with the termination of the Custodian Agreement.

     11.   Notices. Notices and other communications under this Delegation Schedule are to be made in accordance with the arrangements designated for such purpose under the Custodian Agreement unless otherwise indicated in a writing referencing this Delegation Schedule and executed by both parties.

     12.   Definitions. Capitalized terms not otherwise defined in this Delegation Schedule have the following meanings:

     (a) “Country Risk” – shall have the meaning set forth in the Custodian Agreement

     (b) “Eligible Foreign Custodian” – shall have the meaning set forth in Rule 17f-5(a)(1) of the 1940 Act and shall also include a U.S. Bank.

     (c) “Fund’s Assets” – shall mean any of the Fund’s investments (including foreign currencies) in Taiwan, and such cash and cash equivalents as are reasonably necessary to effect the Fund’s transactions in such investments.

     (d) “Instructions” – shall have the meaning set forth in the Custodian Agreement.

     (e) “Securities Depository” – shall have the meaning set forth in Rule 17f-7 of the 1940 Act.

     (f) “Sovereign Risk” – shall have the meaning set forth in the Custodian Agreement.

     (g) “U.S. Bank” – shall mean a bank which qualifies to serve as a custodian of assets of investment companies under Section 17(1) of the 1940 Act.

     13.   Governing Law and Jurisdiction. This Delegation Schedule shall be construed in accordance with the laws of the State of New York. The parties hereby submit to the exclusive jurisdiction of the Federal courts sitting in the State of New York or of the state courts of such State.

     14.   Fees. Delegate shall perform its functions under this Delegation Schedule for the compensation determined under the Custodian Agreement

     15.   Integration. This Delegation Schedule sets forth all of the Delegate’s duties with respect to the selection and monitoring of CTC, the administration of contracts with CTC, the withdrawal of assets from CTC and the issuance of reports in connection with such duties or any Subcustodian that replaces CTC in accordance with the terms hereof. The terms of the Custodian Agreement shall apply generally as to matters not expressly covered in this Delegation Schedule, including dealings with CTC or any such replacement Subcustodian in the course of discharge of the Delegate’s obligations under the Custodian Agreement.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed as of the date first above written.

The undersigned acknowledges that (I/we) have received a copy of this document.

BROWN BROTHERS HARRIMAN & CO.

By:	/s/ Timothy J. Connelly
Name: Timothy J. Connelly
Title: Partner
Date: 10/15/04

TAIWAN GREATER CHINA FUND

By:	/s/ Steven R. Champion
Name: Steven R. Champion
Title: President
Date: October __, 2004

“Taiwan Greater China Fund” means and refers to the Trustees from time to time serving under the Amended and Restated Declaration of Trust of the Trust dated July 15, 1988, as amended, a copy of which is on file with the Secretary of The Commonwealth of Massachusetts. The execution of this contract has been authorized by the Trustees of the Trust, this contract has been executed on behalf of the Trust by an authorized officer or agent of the Trust acting as such and not individually, and neither such authorization by such Trustees nor such execution by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the assets and property of the Trust as provided in the Amended and Restated Declaration of Trust.